Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WALL STREET ACQUISITIONS, CORPORATION.

ARTICLE ONE

Name

The name of the Corporation is Wall Street Acquisitions Corporation.

ARTICLE TWO

Duration

The Corporation shall have perpetual existence.

ARTICLE THREE

Purpose

The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

Shares

The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to determination of the following:

A. The number of shares constituting that series and the distinctive designation of that series;

B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H. Any other relative rights, preferences and limitations of that series.

ARTICLE FIVE

Commencement of Business

The Corporation is authorized to commence business as soon as its certificate of incorporation has been filed.

ARTICLE SIX

Principal Office and Registered Agent

The post office address of the initial registered office of the Corporation and the name of its initial registered agent and its business address is

Harvard Business Services, Inc.

16192 Coastal Highway

Lewes, Delaware 19958 (County of Sussex)

The initial registered agent is a resident of the State of Delaware.

ARTICLE SEVEN

Incorporator

Franklin Ogele, One Gateway Center, Suite 2600, Newark, NJ 07102.

ARTICLE EIGHT

Pre-Emptive Rights

No Shareholder or other person shall have any pre-emptive rights whatsoever.

ARTICLE NINE

By-Laws

The initial by-laws shall be adopted by the Shareholders or the Board of Directors. The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the Board of Directors, subject to repeal or change by action of the Shareholders.

ARTICLE TEN

Number of Votes

Each share of Common Stock has one vote on each matter on which the share is entitled to vote.

ARTICLE ELEVEN

Majority Votes

A majority vote of a quorum of Shareholders (consisting of the holders of a majority of the shares entitled to vote, represented in person or by proxy) is sufficient for any action which requires the vote or concurrence of Shareholders, unless otherwise required or permitted by law or the by-laws of the Corporation.

ARTICLE TWELVE

Non-Cumulative Voting

Directors shall be elected by majority vote. Cumulative voting shall not be permitted.

ARTICLE THIRTEEN

Interested Directors, Officers and Security holders

A. Validity. If Paragraph (B) is satisfied, no contract or other transaction between the Corporation and any of its directors, officers or security holders, or any corporation or firm in which any of them are directly or indirectly interested, shall be invalid solely because of this relationship or because of the presence of the director, officer or security holder at the meeting of the Board of Directors or committee authorizing the contract or transaction, or his participation or vote in the meeting or authorization.

B. Disclosure, Approval, Fairness. Paragraph (A) shall apply only if:

(1) The material facts of the relationship or interest of each such director, officer or security holder are known or disclosed:

(a) to the Board of Directors or the committee and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote; or

(b) to the Shareholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes; or

(2) the contract or transaction is fair to the Corporation as of the time it is authorized or ratified by the Board of Directors, the committee or the Shareholders.

ARTICLE FOURTEEN

Indemnification and Insurance

A. Persons. The Corporation shall indemnify, to the extent provided in Paragraphs (B), (D) or (F) and to the extent permitted from time to time by law:

(1) any person who is or was director, officer, agent or employee of the Corporation, and

(2) any person who serves or served at the Corporation’s request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.

B. Extent--Derivative Suits. In case of a suit by or in the right of the Corporation against a person named in Paragraph (A) by reason of his holding a position named in Paragraph (A), the Corporation shall indemnify him, if he satisfies the standard in Paragraph (C), for expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of the suit.

C. Standard--Derivative Suits. In case of a suit by or in the right of the Corporation, a person named in Paragraph (A) shall be indemnified only if:

(1) he is successful on the merits or otherwise, or

(2) he acted in good faith in the transaction which is the subject of the suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D. Extent--Nonderivative Suits. In case of a suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation against a person named in Paragraph (A) by reason of his holding a position named in Paragraph (A), the Corporation shall indemnify him, if he satisfies the standard in Paragraph (E), for amounts actually and reasonably incurred by him in connection with the defense or settlement of the suit as

(1) expenses (including attorneys’ fees),

(2) amounts paid in settlement

(3) judgments, and

(4) fines.

E. Standard--Non derivative Suits. In case of a non derivative suit, a person named in Paragraph (A) shall be indemnified only if:

(1) he is successful on the merits or otherwise, or

(2) he acted in good faith in the transaction which is the subject of the non derivative suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. The termination of a non derivative suit by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person failed to satisfy this Paragraph (E) (2).

F. Determination That Standard Has Been Met. A determination that the standard of Paragraph (C) or (E) has been satisfied may be made by a court of law or equity or the determination may be made by:

(1) a majority of the directors of the Corporation (whether or not a quorum) who were not parties to the action, suit or proceeding, or

(2) independent legal counsel (appointed by a majority of the directors of the Corporation, whether or not a quorum, or elected by the Shareholders of the Corporation) in a written opinion, or

(3) the Shareholders of the Corporation.

G. Proration. Anyone making a determination under Paragraph (F) may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H. Advance Payment. The Corporation may pay in advance any expenses (including attorney’s fees) which may become subject to indemnification under paragraphs (A) - (G) if:

(1) the Board of Directors authorizes the specific payment and

(2) the person receiving the payment undertakes in writing to repay unless it is ultimately determined that he is entitled to indemnification by the Corporation under Paragraphs (A) - (G).

I. Nonexclusive. The indemnification provided by Paragraphs (A) - (G) shall not be exclusive of any other rights to which a person may be entitled by law or by by-law, agreement, vote of Shareholders or disinterested directors, or otherwise.

J. Continuation. The indemnification and advance payment provided by Paragraphs (A) - (H) shall continue as to a person who has ceased to hold a position named in paragraph (A) and shall inure to his heirs, executors and administrators.

K. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in Paragraph (A) against any liability incurred by him in any such positions or arising out of this status as such, whether or not the Corporation would have power to indemnify him against such liability under Paragraphs (A) - (H).

L. Reports. Indemnification payments, advance payments, and insurance purchases and payments made under Paragraphs (A) - (K) shall be reported in writing to the Shareholders of the Corporation with the next notice of annual meeting, or within six months, whichever is sooner.

M. Amendment of Article. Any changes in the General Corporation Law of Delaware increasing, decreasing, amending, changing or otherwise effecting the indemnification of directors, officers, agents, or employees of the Corporation shall be incorporated by reference in this Article as of the date of such changes without further action by the Corporation, its Board of Directors, of Shareholders, it being the intention of this Article that directors, officers, agents and employees of the Corporation shall be indemnified to the maximum degree allowed by the General Corporation Law of the State of Delaware at all times.

ARTICLE FIFTEEN

Limitation On Director Liability

A. Scope of Limitation. No person, by virtue of being or having been a director of the Corporation, shall have any personal liability for monetary damages to the Corporation or any of its Shareholders for any breach of fiduciary duty except as to the extent provided in Paragraph (B).

B. Extent of Limitation. The limitation provided for in this Article shall not eliminate or limit the liability of a director to the Corporation or its Shareholders (i) for any breach of the director’s duty of loyalty to the Corporation or its Shareholders (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the General Corporation Law of Delaware or (iv) for any transaction for which the director derived an improper personal benefit.

IN WITNESS WHEREOF, the incorporator hereunto has executed this certificate of incorporation on this December 2, 2016.

/s/ Franklin Ogele,

Incorporator

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WALL STREET ACQUISITIONS, CORPORATION.

A STOCK CORPORATION

Wall Street Acquisitions, Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.                 The name of the Corporation is Wall Street Acquisitions, Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 2, 2016.

B.                 This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.                 The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Wall Street Acquisitions, Corporation.

SECOND:	The address of the registered of the corporation is:

Harvard Business Services, Inc.
16192 Coastal Highway
Lewes, Delaware 19958 (County of Sussex)

THIRD:	The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The Corporation is to have perpetual existence.

FIFTH:	The name and mailing address of the Incorporator are as follows:
Name:	Franklin Ogele, Esq.
Mailing Address:	One Gateway Center, Suite 2600
Newark, NJ 07102

SIXTH	The Principal Office Mailing Address of the Corporation is as follows:
4440 S. Piedras Drive, Suite 136
San Antonio, TX 78228

SEVENTH:	The total number of shares of stock which the Corporation shall have authority to issue is 600,000,000 shares of Common Stock having a par value of $.0001 per share.

EIGHT:	Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all shareholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

NINTH:	The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

TENTH:	No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by the applicable law, (i) for breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or violation of law; (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction for which the director received or derived an improper personal benefit. If the DGCL hereafter is amended to authorize the elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 10 shall apply to have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ELEVENTH:	The Corporation shall indemnify to the fullest extent permitted under Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on this April 27, 2020.

/s/ Jimmy Ramirez
Jimmy Ramirez
President